Exhibit 99.1

DIME COMMUNITY BANCSHARES, INC. INCREASES QUARTERLY EARNINGS PER SHARE BY 26%
AND GROWS NET INTEREST MARGIN BY 12 BASIS POINTS ON A LINKED QUARTER BASIS

Preferred Stock Offering in First Quarter of 2020 Bolsters Capital Position

Brooklyn, NY – April 28, 2020 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company” or “Dime” or “its”), the parent company of Dime Community Bank (the “Bank”), today reported net income of $8.4 million for the quarter ended March 31, 2020, or $0.24 per diluted common share, compared with net income of $6.9 million for the quarter ended December 31, 2019, or $0.19 per diluted common share, and net income of $11.5 million for the quarter ended March 31, 2019, or $0.32 per diluted common share.

Mr. Kenneth J. Mahon, President and Chief Executive Officer of the Company, stated, “Core trends in our underlying business were extremely strong. Our Net Interest Margin (“NIM”) expanded by 12 basis points on a linked quarter basis, and our non-interest income grew by approximately 80% on a year-over-year basis. Excluding the impact of loan loss provisions, pre-tax income for the quarter ended March 31, 2020 would have been $18.7 million, or 26.8% higher than the linked quarter pre-tax income of $14.8 million excluding loan loss provisions, and 19.8% higher than the year-ago pre-tax income of $15.6 million excluding loan loss provisions. These results clearly validate the progress made on our business model transformation to-date. Importantly, we successfully raised $72 million as a result of our preferred stock issuance in the first quarter of 2020, supplementing already very strong capital ratios. While no one can predict what our economy and our country will look like once the COVID‐19 pandemic passes, I believe our strong capital base helps position us well to serve our customers and communities, our employees, and our investors. I have been very encouraged by our collective resiliency, and I am confident that this resiliency will carry us through this crisis.”

Highlights for the first quarter of 2020 included:

•	The Company raised $72 million and issued 2,999,200 shares of perpetual preferred stock in the first quarter of 2020. Outlined below are the Company’s Consolidated Capital Ratios.

	Q1 2020	Q4 2019	Q1 2019
Total Equity to Total Assets	10.17%	9.39%	9.36%
Tangible Equity to Tangible Assets (1)	9.38%	8.59%	8.58%
Tier 1 Leverage Ratio	9.80%	8.79%	8.81%
Total Risk-Based Capital Ratio	15.21%	14.08%	13.77%
(1) See "Non-GAAP Reconciliation" tables for reconciliation of tangible equity and tangible assets.

•	Linked quarter NIM expansion of 12 basis points primarily driven by a 14 basis point linked quarter decrease in the cost of deposits;
•
The Business Banking division’s loan portfolio reached $1.41 billion (or 27% of total loans) at March 31, 2020, versus $1.28 billion (or 24% of total loans) at December 31, 2019. The Business Banking portfolio’s growth continues to be accretive to our overall NIM;

•
Strong growth in checking account balances. Compared to the first quarter of 2019, the sum of average non-interest-bearing checking account balances and average interest-bearing checking account balances for the first quarter of 2020 increased by 22% to $626.5 million;

•	Loan-to-deposit ratio declined to 122.8% at March 31, 2020, versus 124.9% at March 31, 2019;
•	Our Municipal Banking division, which began operations in the fourth quarter of 2019, grew its deposit portfolio to approximately $78 million at March 31, 2020;
•
Total non-interest income grew to $4.2 million in the first quarter of 2020, driven by $1.2 million of customer-related loan level swap income and $1.9 million of BOLI income (which included $1.1 million of income from death benefits), versus $2.4 million for the first quarter of 2019; and

•	The Company repurchased 1,274,679 shares of its common stock, which represented 3.6% of beginning period shares outstanding, in the first quarter of 2020, at a weighted average price of $16.22.

COVID-19 Pandemic

The COVID-19 pandemic has caused substantial disruptions to the global economy and the communities we serve. In response to the pandemic, we implemented our contingency plans, which included company-wide remote working arrangements, and modified hours and operations in our branches.

•	Over 200 employees, which represents 100% of our non‐branch staff, are currently working remotely.
•	24 of our 28 branches continue to operate and service our customers.

We are focused on supporting our clients who may be experiencing financial hardships due to COVID-19, including making loan modifications as needed. Our modifications programs, which formally began in the month of April, primarily consist of short-term deferrals of interest and principal payments to be collected at the maturity of the loan. As of April 21, 2020, we have formally approved the following loans for deferral.

($ in millions)	# of Loans	Balance
1-4 Family Residential	15	$17,690
Multifamily Residential and Residential Mixed-Use	72	279,419
Commercial Real Estate and Commercial Mixed-Use	62	234,788
Commercial and Industrial	10	27,093

We are closely monitoring the rapid developments and uncertainties regarding the pandemic, including various segments of our loan portfolio that may be disproportionately impacted by the pandemic. As of March 31, 2020, the Company had 8 loans aggregating $26.7 million to Restaurants and 12 loans aggregating $172.8 million to Hotels. The Company does not have any exposure to the Energy Industry, Airline Industry, Leveraged Lending, Shared National Credits, Credits Card Loans, or Auto Loans.

Mr. Mahon commented, “We are deeply committed to being a source of capital to businesses in our geographic footprint. Over the past several years, we have taken numerous steps, including hiring personnel and adding new processes and systems, that have enabled us to help our business customers, primarily small and mid‐size businesses. Of note, we have been a very active participant in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). As of April 21st, we received over 1,000 applications and we have registered approximately $163 million of loans with the SBA as part of the PPP; total fee income from processing PPP loans is expected to be approximately $5 million.”

Mr. Mahon concluded, “We remain confident in our long-term underlying strength and stability, and our ability to navigate these challenging conditions. The largest segment within our loan portfolio (approximately 61% at March 31, 2020) remains in multifamily loans. New York City multifamily loans were one of the best performing credits during the financial crisis of 2008. Year after year, Dime had one of the lowest loss rates in the nation. Given the low loan-to-value (“LTV”) nature of our multifamily portfolio (weighted average of approximately 52% at March 31, 2020), we anticipate our track record will continue.”

Management’s Discussion of Quarterly Operating Results

Net Interest Income

Net interest income in the first quarter of 2020 was $40.5 million, an increase of $1.1 million (2.9%) from the fourth quarter of 2019 and an increase of $5.2 million (14.7%) from the first quarter of 2019. The table below provides a reconciliation of the reported NIM and the NIM excluding the impact of loan prepayment fees.

($ in millions)	Q1 2020	Q4 2019	Q1 2019
NIM	2.72%	2.60%	2.31%
Net Interest Income	$40,524	$39,397	$35,324
Income from Loan Prepayment Activity	$1,975	$1,979	$820
Net Interest Income Excluding Prepayment Fee Income	$38,549	$37,418	$34,504
NIM, Excluding Prepayment Fee	2.59%	2.47%	2.26%

Mr. Mahon commented, “Our NIM (excluding the impact of prepayment fees) has now increased for six consecutive quarters. As anticipated, our business model transformation is producing the desired results on NIM.”

Average interest-earning assets were $5.95 billion for the first quarter of 2020, a 7.0% (annualized) decrease from $6.06 billion for the fourth quarter of 2019, and a 2.6% decrease from $6.11 billion for the first quarter of 2019. For the first quarter of 2020, the average yield on interest-earning assets was 3.96%, a decrease of 3 basis points compared with the fourth quarter of 2019, and an increase of 18 basis points compared to the first quarter of 2019.

The ending weighted average rate (“WAR”) on the total loan portfolio was 4.00% at March 31, 2020, which represents a 4 basis point decrease, versus the ending WAR on the total loan portfolio at December 31, 2019, and a 10 basis point increase versus the ending WAR on the total loan portfolio at March 31, 2019. Commenting on the linked quarter decline in the WAR on the loan portfolio, Mr. Mahon said “As a result of the Federal Reserve rate cuts in March, the WAR on our loan portfolio declined modestly on a linked quarter basis. This decline in loan rates was more than offset by a 14 basis point linked quarter decline in the cost of deposits.”

The average cost of borrowed funds (which primarily consists of Federal Home Loan Bank advances) was 2.15% for the first quarter of 2020, a decrease of 20 basis points versus the fourth quarter of 2019, and a decrease of 28 basis points versus the first quarter of 2019.

Loans

The real estate loan portfolio decreased by $127.9 million (10.2% annualized) during the first quarter of 2020, primarily due to managed run-off in the Bank’s lower-yielding legacy multifamily business. Total real estate loan originations were $166.8 million during the first quarter of 2020, at a weighted average interest rate of 4.05%. Real estate loan amortization and satisfactions totaled $289.1 million, or 23.5% (annualized) of the portfolio balance, at an average rate of 3.86%. The annualized real estate loan payoff rate of 23.5% for the first quarter of 2020 was lower than the fourth quarter of 2019 (24.5% annualized) and higher than the first quarter of 2019 (11.6% annualized).

Average real estate loans were $4.95 billion in the first quarter of 2020, a decrease of $127.8 million (-10.1% annualized) from the fourth quarter of 2019, and a decrease of $241.6 million (-4.6%) from the first quarter of 2019.

Average C&I loans were $327.7 million in the first quarter of 2020, an increase of $8.1 million (10.1% annualized) from the fourth quarter of 2019, and an increase of $79.4 million (32.0%) from the first quarter of 2019.

Outlined below are the loan originations for the current quarter, linked quarter and year-ago quarter.

($s in millions)	Originations/ Weighted Average Rate
Real Estate Originations	Q1 2020	Q4 2019	Q1 2019
Business Banking	$122.0/4.10%	$84.6/5.11%	$147.8/5.02%
All Other	$44.8/3.91%	$65.3/4.08%	$86.1/4.99%
Total Real Estate	$166.8/4.05%	$149.9/4.66%	$233.9/5.01%
C&I Originations	$51.9/4.95%	$60.5/5.78%	$52.6/5.66%

Deposits and Borrowed Funds

The Company continues to focus on growing relationship-based business deposits sourced from its retail branches and its Business Banking division.  The Business Banking division ended the first quarter of 2020 with approximately $185.6 million of low-cost relationship-based checking and leasehold deposits at an average rate of approximately six basis points and total deposits of $386.1 million at an average rate of 49 basis points.

The cost of total deposits decreased 14 basis points on a linked quarter basis. Mr. Mahon commented, “Importantly, we continue to improve the quality of our deposit base, as evidenced by the non-interest- bearing deposits to total deposits ratio increasing to 11.3% at March 31, 2020, compared to 9.5% at March 31, 2019.”

Total deposits decreased by $42.8 million on a linked quarter basis to $4.24 billion at March 31, 2020. Mr. Mahon commented, “We continue to proactively adjust pricing on various deposit categories and we managed downward higher-cost, more rate sensitive deposit balances.”

The loan-to-deposit ratio was 122.8% at March 31, 2020, compared to 124.7% at December 31, 2019 and 124.9% at March 31, 2019.

Total borrowings, excluding subordinated debt securities, was $1.11 billion at March 31, 2020, compared to $1.20 billion at the fourth quarter of 2019, and $1.13 billion at the first quarter of 2019.

Non-Interest Income

Non-interest income was $4.2 million during the first quarter of 2020, $3.6 million during the fourth quarter of 2019, and $2.4 million during the first quarter of 2019. Excluding gains and losses on equity securities and from sales of securities and other assets, and BOLI death benefit proceeds ($1.1 million of BOLI death benefit proceeds was recognized in the first quarter of 2020), non-interest income was $3.6 million during the first quarter of 2020 compared to $3.4 million during the fourth quarter of 2019 and $2.2 million during the first quarter of 2019.

Mr. Mahon commented, “We continue to gain traction with our commercial customers on our interest rate swap products. Fees associated with customer level swaps were $1.2 million for the first quarter of 2020 versus $0.4 million for the fourth quarter of 2019.”

Non-Interest Expense

Total non-interest expense was $26.0 million during the first quarter of 2020, $28.3 million during the fourth quarter of 2019, and $22.1 million during the first quarter of 2019. During the fourth quarter of 2019, the Company recognized $3.8 million of expenses related to the extinguishment of FHLB borrowings and $0.2 million of non-recurring expenses associated with a branch consolidation. Excluding the non-recurring item in the fourth quarter of 2019, non-interest expense was $24.3 million. The increase in the current quarter compared to the linked quarter, excluding the loss from the extinguishment of debt, was primarily due to a $1.6 million increase in salaries and benefits expense.

The ratio of non-interest expense to average assets was 1.68% during the first quarter of 2020, compared to 1.80% for the fourth quarter of 2019 and 1.39% for the first quarter of 2019. The efficiency ratio was 57.6% during the first quarter of 2020, compared to 66.0% during the linked quarter and 59.2% during the first quarter of 2019. Excluding the expenses related to the extinguishment of FHLB borrowings and the non-recurring branch consolidation expense, the ratio of non-interest expense to average assets was 1.55% and the efficiency ratio was 56.7% during the fourth quarter of 2019.

Income Tax Expense

The reported effective tax rate for the first quarter of 2020 was 21.6% versus 18.5% for the fourth quarter of 2019, as a result of higher pre-tax income in 2020.

Credit Quality

Non-performing loans at March 31, 2020 were $18.2 million, or 0.4% of total loans, compared to $11.1 million, or 0.2% of total loans, at December 31, 2019. The increase in non-performing loans was due to a single real estate relationship, totaling $7.1 million with an LTV of 36%, that moved into non-performing status in the first quarter of 2020.  During April 2020, the Bank entered into a contract to sell the loan notes and does not anticipate any losses from the sale.

Under Section 4014 of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), financial institutions had the option to delay the adoption of the Current Expected Credit Loss (“CECL”) framework until the earlier of December 31, 2020 or when the national emergency is lifted. The Bank elected to defer adoption of CECL and is still utilizing its existing incurred loss framework.

A loan loss provision of $8.0 million was recorded during the first quarter of 2020, compared to a loan loss provision of $6.2 million during the fourth quarter of 2019, and a loan loss provision of $0.3 million during the first quarter of 2019. The $8.0 million provision for the first quarter of 2020 was associated with an increase in the general loan loss reserve due to the adjustment of qualitative factors tied to the Bank’s existing incurred loss framework, to account for the effects of the COVID-19 pandemic and related economic disruption.

The allowance for loan losses was 0.70% of total loans at March 31, 2020 as compared to 0.53% of total loans at December 31, 2019.

At March 31, 2020, non-performing assets represented 3.1% of the sum of tangible equity plus the allowance for loan losses and reserve for contingent liabilities (see “Problem Assets as a Percentage of Tangible Equity and Reserves” table and “Non-GAAP Reconciliation” table at the end of this news release).

Capital Management

The Company’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements. At March 31, 2020, the Consolidated Tier 1 capital to average assets (“leverage ratio”) was 9.80%, while the Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.15% and 15.21%, respectively.

The Bank’s regulatory capital ratios continued to be in excess of all applicable regulatory requirements.  At March 31, 2020, the Bank’s leverage ratio was 9.93%, while the Tier 1 capital to risk-weighted assets and Total capital to risk-weighted assets ratios were 12.72% and 13.47%, respectively.

Diluted earnings per common share of $0.24 exceeded the quarterly $0.14 cash dividend per share by 71% during the first quarter of 2020, equating to a 58.3% dividend payout ratio.

Book value per common share was $16.93 and tangible common book value per share (common equity less goodwill divided by number of shares outstanding) (see “Non-GAAP Reconciliation” tables at the end of this news release) was $15.29 at March 31, 2020.

Earnings Call Information

The Company will conduct a conference call at 8:30 a.m. (ET) on April 28, 2020, during which the President and Chief Executive Officer, Kenneth J. Mahon, will discuss the Company’s first quarter performance, with a Q&A session to follow. Dial-in information for the live call is 1-888-348-2672. Upon dialing in, request to be joined into Dime Community Bancshares, Inc. call with the conference operator.

The conference call will be simultaneously webcast (listen only), and archived for a period of one year, at https://services.choruscall.com/links/dcom200428.html. Dial-in information for the replay is 1-877-344-7529 using access code #10142673. Replay will be available April 28, 2020 (9:30 a.m. (ET)) through May 5, 2020 (11:59 p.m. (ET)).

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.35 billion in consolidated assets as of March 31, 2020. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has 28 retail branches located throughout Brooklyn, Queens, the Bronx, Nassau and Suffolk Counties, New York. More information on the Company and the Bank can be found on Dime's website at www.dime.com.

This news release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," “continue,” "could," "estimate," "expect," "intend," “likely,” "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Accordingly, you should not place undue reliance on such statements. Factors that could affect our results include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Company and/or the Bank; unanticipated or significant increases in loan losses may negatively affect the Company’s financial condition or results of operations; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; there may be failures or breaches of information technology security systems; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. Further, given its ongoing and dynamic nature, it is difficult to predict what effects the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, result in a decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch closures, work stoppages and unavailability of personnel; and increased cybersecurity risks, as employees increasingly work remotely.

Contact: Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
718-782-6200 extension 5909

DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands except share amounts)

	March 31, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$246,153	$155,488
Mortgage-backed securities available-for-sale, at fair value	500,758	502,464
Investment securities available-for-sale, at fair value	57,067	48,531
Marketable equity securities, at fair value	5,398	5,894
Real Estate Loans:
One-to-four family and cooperative/condominium apartment	176,755	148,429
Multifamily residential and residential mixed-use (1)(2)	3,160,248	3,385,375
Commercial real estate and commercial mixed-use	1,403,985	1,350,185
Acquisition, development, and construction ("ADC")	133,514	118,365
Total real estate loans	4,874,502	5,002,354
Commercial and industrial ("C&I")	331,816	336,412
Other loans	956	1,772
Allowance for credit losses	(36,463)	(28,441)
Total loans, net	5,170,811	5,312,097
Premises and fixed assets, net	21,631	21,692
Premises held for sale	514	514
Loans held for sale	1,430	500
Federal Home Loan Bank of New York ("FHLBNY") capital stock	57,146	56,019
Bank Owned Life Insurance ("BOLI")	133,128	114,257
Goodwill	55,638	55,638
Operating lease assets	36,582	37,858
Other assets	61,569	43,508
TOTAL ASSETS	$6,347,825	$6,354,460
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest-bearing checking	$479,376	$478,549
Interest-bearing checking	162,198	151,491
Savings	390,994	374,265
Money Market	1,565,761	1,705,451
Sub-total	2,598,329	2,709,756
Certificates of deposit	1,641,497	1,572,869
Total Due to Depositors	4,239,826	4,282,625
Escrow and other deposits	116,097	76,481
FHLBNY advances	1,117,300	1,092,250
Subordinated notes payable, net	113,942	113,906
Other borrowings	-	110,000
Operating lease liabilities	42,614	44,098
Other liabilities	72,398	38,342
TOTAL LIABILITIES	5,702,177	5,757,702
STOCKHOLDERS' EQUITY:
Preferred stock, Series A ($0.01 par, $25.00 liquidiation value, 9,000,000 shares authorized, 2,992,200 shares issued and outstanding at March 31, 2020, and none issued or outstanding at December 31, 2019)	72,224	-
Common stock ($0.01 par, 125,000,000 shares authorized, 53,721,189 shares and 53,721,189 shares issued at March 31, 2020 and December 31, 2019, respectively, and 33,875,386 shares and 35,154,642 shares outstanding at March 31, 2020 and Decmeber 31, 2019, respectively)	537	537
Additional paid-in capital	279,327	279,322
Retained earnings	585,294	581,817
Accumulated other comprehensive loss, net of deferred taxes	(12,632)	(5,940)
Unearned equity awards	(6,067)	(6,731)
Common Stock held by the Benefit Maintenance Plan	(1,496)	(1,496)
Treasury stock, at cost (19,845,803 shares and 18,566,547 shares at March 31, 2020 and December 31, 2019, respectively)	(271,539)	(250,751)
TOTAL STOCKHOLDERS' EQUITY	645,648	596,758
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,347,825	$6,354,460

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands except share and per share amounts)

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Interest income:
Loans secured by real estate	$50,117	$51,390	$49,177
Commercial and industrial ("C&I") loans	4,045	3,968	3,436
Other loans	15	16	18
Mortgage-backed securities	3,305	3,135	3,197
Investment securities	421	636	420
Other short-term investments	1,002	1,198	1,447
Total interest income	58,905	60,343	57,695
Interest expense:
Deposits and escrow	11,926	14,209	15,017
Borrowed funds	6,455	6,737	7,354
Total interest expense	18,381	20,946	22,371
Net interest income	40,524	39,397	35,324
Provision for loan losses	8,012	6,240	321
Net interest income after provision for loan losses	32,512	33,157	35,003

Non-interest income:
Service charges and other fees	1,203	1,662	1,099
Mortgage banking income, net	66	80	68
Gain (loss) on equity securities	(472)	101	268
Gain (loss) on sale of securities and other assets	8	98	(76)
Gain on sale of loans	315	503	255
Income from BOLI	1,887	706	694
Loan level derivative income	1,163	422	-
Other	66	55	52
Total non-interest income	4,236	3,627	2,360
Non-interest expense:
Salaries and employee benefits	14,916	13,361	11,884
Stock benefit plan compensation expense	671	494	284
Occupancy and equipment	4,056	4,509	3,869
Data processing costs	2,024	2,039	2,066
Marketing	397	595	466
Federal deposit insurance premiums	477	75	454
Loss from extinguishment of debt	-	3,780	-
Other	3,499	3,412	3,029
Total non-interest expense	26,040	28,265	22,052

Income before taxes	10,708	8,519	15,311
Income tax expense	2,316	1,574	3,810

Net income	8,392	6,945	11,501
Preferred stock dividends	-	-	-
Net income available to common stockholders	$8,392	$6,945	$11,501

Earnings per Common Share ("EPS"):
Basic	$0.24	$0.20	$0.32
Diluted	$0.24	$0.19	$0.32

Average common shares outstanding for Diluted EPS	34,631,965	35,567,196	35,976,915

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars in thousands except per share amounts)

	At or For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Per Share Data:
Reported EPS (Diluted)	$0.24	$0.19	$0.32
Cash dividends paid per common share	0.14	0.14	0.14
Book value per common share	16.93	16.98	16.83
Tangible common book value per share (1)	15.29	15.39	15.29
Dividend payout ratio	58.33%	73.68%	43.75%

Performance Ratios (Based upon Reported Net Income):
Return on average assets	0.54%	0.44%	0.72%
Return on average equity	5.35	4.58	7.62
Return on average tangible equity (1)	5.87	5.05	8.39
Return on average tangible common equity (1)	6.48	5.05	8.39
Net interest spread	2.46	2.34	2.02
Net interest margin	2.72	2.60	2.31
Average interest-earning assets to average interest-bearing liabilities	120.93	120.29	118.14
Non-interest expense to average assets	1.68	1.80	1.39
Efficiency ratio	57.58	66.00	59.22
Loan-to-deposit ratio at end of period	122.82	124.70	124.93
CRE consolidated concentration ratio (2)	588.64	663.40	706.70
Effective tax rate	21.63	18.48	24.88

Average Balance Data:
Average assets	$6,207,949	$6,279,715	$6,364,098
Average interest-earning assets	5,949,363	6,055,922	6,111,293
Average loans	5,283,487	5,403,147	5,445,301
Average deposits	4,177,592	4,355,122	4,341,045
Average equity	627,344	606,084	604,074
Average tangible equity (1)	571,706	550,446	548,436
Average tangible common equity (1)	517,787	550,446	548,436

Asset Quality Summary:
Non-performing loans (excluding loans held for sale)	$18,157	$11,091	$5,425
Non-performing assets	18,157	11,091	5,425
Loans delinquent 30 to 89 days at period end	13	682	338
Net (recoveries) charge-offs	(10)	5,093	162
Non-performing loans/ Total loans	0.35%	0.21%	0.10%
Non-performing assets/ Total assets	0.29	0.17	0.08
Allowance for loan loss/ Total loans	0.70	0.53	0.40
Allowance for loan loss/ Non-performing loans	200.82	256.43	404.44

Capital Ratios - Consolidated:
Tangible common equity to tangible assets (1)	8.23%	8.59%	8.58%
Tangible equity to tangible assets (1)	9.38	8.59	8.58
Tier 1 common equity ratio	10.69	11.15	11.04
Tier 1 risk-based capital ratio	12.15	11.15	11.04
Total risk-based capital ratio	15.21	14.08	13.77
Tier 1 leverage ratio	9.80	8.79	8.81

Capital Ratios - Bank Only:
Tier 1 common equity ratio	12.72%	12.85%	12.39%
Tier 1 risk-based capital ratio	12.72	12.85	12.39
Total risk-based capital ratio	13.47	13.44	12.84
Tier 1 leverage ratio	9.93	10.15	9.77

(1)
See "Non-GAAP Reconciliation" table for reconciliation of tangible equity, tangible common equity, and tangible assets. Average balances are calculated using the ending balance for months during the period indicated.

(2)	The CRE concentration ratio is calculated using the sum of commercial real estate, excluding owner occupied commercial real estate, multifamily, and ADC, divided by consolidated capital.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars in thousands)

	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$4,954,391	$50,117	4.05%	$5,082,206	$51,390	4.04%	$5,195,951	$49,177	3.79%
Commercial and industrial loans	327,653	4,045	4.94	319,553	3,968	4.97	248,267	3,436	5.54
Other loans	1,443	15	4.16	1,388	16	4.61	1,083	18	6.65
Mortgage-backed securities	486,722	3,305	2.72	454,384	3,135	2.76	464,303	3,197	2.75
Investment securities	47,060	421	3.58	66,544	636	3.82	47,177	420	3.56
Other short-term investments	132,094	1,002	3.03	131,847	1,198	3.63	154,512	1,447	3.75
Total interest-earning assets	5,949,363	58,905	3.96%	6,055,922	60,343	3.99%	6,111,293	57,695	3.78%
Non-interest-earning assets	258,586			223,793			252,805
Total assets	$6,207,949			$6,279,715			$6,364,098

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	$159,027	$87	0.22%	$147,510	$83	0.22%	$115,243	$22	0.08%
Money market accounts	1,580,779	3,586	0.91	1,780,485	5,062	1.13	2,029,794	7,640	1.53
Savings accounts	383,769	367	0.38	366,234	290	0.31	331,662	45	0.06
Certificates of deposit	1,586,549	7,886	2.00	1,603,921	8,774	2.17	1,466,439	7,310	2.02
Total interest-bearing deposits	3,710,124	11,926	1.29	3,898,150	14,209	1.45	3,943,138	15,017	1.54
FHLBNY advances	1,085,553	5,085	1.88	1,008,398	5,348	2.10	1,105,546	5,959	2.19
Subordinated notes payable, net	113,918	1,330	4.70	113,882	1,330	4.63	113,772	1,330	4.74
Other borrowings	9,890	40	1.63	14,097	59	1.66	10,289	65	2.56
Borrowed Funds	1,209,361	6,455	2.15	1,136,377	6,737	2.35	1,229,607	7,354	2.43
Total interest-bearing liabilities	4,919,485	18,381	1.50%	5,034,527	20,946	1.65%	5,172,745	22,371	1.75%
Non-interest-bearing checking accounts	467,468			456,972			397,907
Other non-interest-bearing liabilities	193,652			182,132			189,372
Total liabilities	5,580,605			5,673,631			5,760,024
Stockholders' equity	627,344			606,084			604,074
Total liabilities and stockholders' equity	$6,207,949			$6,279,715			$6,364,098
Net interest income		$40,524			$39,397			$35,324
Net interest spread			2.46%			2.34%			2.02%
Net interest-earning assets	$1,029,878			$1,021,395			$938,548
Net interest margin			2.72%			2.60%			2.31%
Ratio of interest-earning assets to interest-bearing liabilities		120.93%			120.29%			118.14%

Deposits (including non-interest-bearing checking accounts)	$4,177,592	$11,926	1.15%	$4,355,122	$14,209	1.29%	$4,341,045	$15,017	1.40%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF LOAN COMPOSITION AND WEIGHTED AVERAGE RATES ("WAR") (1)
(Dollars in thousands)

	At March 31, 2020		At December 31, 2019		At March 31, 2019
	Balance	WAR	Balance	WAR	Balance	WAR
Loan balances at period end:
One-to-four family residential, including condominium and cooperative apartment	$176,755	3.89%	$148,429	4.28%	$107,709	4.58%
Multifamily residential and residential mixed-use (2)(3)	3,160,248	3.78	3,385,375	3.75	3,831,145	3.61
Commercial real estate and commercial mixed-use	1,403,985	4.28	1,350,185	4.31	1,245,806	4.23
Acquisition, development, and construction ("ADC")	133,514	5.11	118,365	5.82	54,222	6.61
Total real estate loans	4,874,502	3.96	5,002,354	3.96	5,238,882	3.81
Commercial and industrial ("C&I")	331,816	4.49	336,412	5.18	266,415	5.72
Total	$5,206,318	4.00%	$5,338,766	4.04%	$5,505,297	3.90%

(1)	Weighted average rate is calculated by aggregating interest based on the current loan rate from each loan in the category, divided by the total amount of loans in the category.
(2)	Includes loans underlying cooperatives.
(3)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant  component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")
(Dollars in thousands)

	At March 31, 2020	At December 31, 2019	At March 31, 2019
Non-Performing Loans
One-to-four family residential, including condominium and cooperative apartment	$6,685	$794	$706
Multifamily residential and residential mixed-use (1)(2)	1,332	153	276
Commercial real estate and commercial mixed-use real estate (2)	56	60	4,205
C&I	10,082	10,082	232
Other	2	2	6
Total Non-Performing Loans (3)	$18,157	$11,091	$5,425
Total Non-Performing Assets	$18,157	$11,091	$5,425

Performing TDR Loans
One-to-four family and cooperative/condominium apartment	$-	$-	$12
Multifamily residential and mixed-use residential real estate (1)(2)	-	-	261
Commercial real estate and commercial mixed-use real estate (2)	-	-	4,061
Total Performing TDRs	$-	$-	$4,334

(1)	Includes loans underlying cooperatives.
(2)
While the loans within this category are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying this significant component of the total loan portfolio.

(3)	There were no non-accruing TDRs for the periods indicated.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE EQUITY AND RESERVES
(Dollars in thousands)

	At March 31, 2020	At December 31, 2019	At March 31, 2019
Total Non-Performing Assets	$18,157	$11,091	$5,425
Loans 90 days or more past due on accrual status (4)	1,033	1,533	6,955
TOTAL PROBLEM ASSETS	$19,190	$12,624	$12,380

Tangible equity (5)	$590,010	$541,120	$550,636
Allowance for loan losses and reserves for contingent liabilities	36,488	28,466	21,966
TANGIBLE EQUITY PLUS RESERVES	$626,498	$569,586	$572,602

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE EQUITY AND RESERVES	3.1%	2.2%	2.2%

(4)
These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed in the near future, and were not expected to result in any loss of contractual principal or interest.  These loans are not included in non-performing loans.

(5)	See "Non-GAAP Reconciliation" table for reconciliation of tangible common equity and tangible assets.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION
(Dollars in thousands except per share amounts)

	For the Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Reconciliation of Reported and Adjusted ("non-GAAP") Net Income:
Reported net income	$8,392	$6,945	$11,501
Adjustments to net income, net of tax (1):
Add: Loss from extinguishment of debt	-	2,584	-
Add: Branch consolidation	-	126	-
Less: Loss (Gain) on sale of securities	(5)	(67)	52
Adjusted ("non-GAAP") net income	$8,387	$9,588	$11,553

Adjusted Ratios (Based upon "non-GAAP Net Income" as calculated above):
Adjusted EPS (Diluted)	$0.24	$0.27	$0.32
Adjusted return on average assets	0.54%	0.61%	0.73%
Adjusted return on average equity	5.35	6.33	7.65
Adjusted return on average tangible equity	5.87	6.97	8.43
Adjusted return on average tangible common equity	6.48	6.97	8.43
Adjusted non-interest expense to average assets	1.68	1.55	1.39
Adjusted efficiency ratio	57.58	56.74	59.22

	March 31, 2020	December 31, 2019	March 31, 2019
Reconciliation of Tangible Assets:
Total assets	$6,347,825	$6,354,460	$6,475,301
Less:
Goodwill	55,638	55,638	55,638
Tangible assets	$6,292,187	$6,298,822	$6,419,663

Reconciliation of Tangible Common Equity - Consolidated:
Total common equity	$645,648	$596,758	$606,274
Less:
Goodwill	55,638	55,638	55,638
Tangible equity	590,010	541,120	550,636

Less:
Preferred Stock, net	72,224	-	-
Tangible common equity	$517,786	$541,120	$550,636

(1)	Adjustments to net income are taxed at the Company's statutory tax rate of approximately 32% unless otherwise noted.